Exhibit 1.1

Bio-Rad Laboratories, Inc.

$400,000,000 3.300% Senior Notes due 2027

$800,000,000 3.700% Senior Notes due 2032

UNDERWRITING AGREEMENT

February 23, 2022

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

As Representatives of

the several Underwriters listed in

Schedule A to the Underwriting

Agreement referred to below

Dear Sirs & Mesdames:

1. Introductory. Bio-Rad Laboratories, Inc., a Delaware corporation (the “Company”), agrees with the Underwriters named in Schedule A hereto (the “Underwriters”), to issue and sell to the Underwriters $400,000,000 principal amount of its 3.300% Senior Notes due 2027 (the “2027 Notes”) and $800,000,000 principal amount of its 3.700% Senior Notes due 2032 (the “2032 Notes” and, together with the 2027 Notes, the “Offered Securities”) to be issued under an indenture, to be dated as of the Closing Date (the “Base Indenture”), between the Company and Wilmington Trust, National Association as trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated as of the Closing Date, between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has prepared and filed with the Commission, a registration statement on Form S-3 (No. 333- 262737), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which registration statement has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 3:35 P.M. (Eastern time) on the date of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions or trust companies are authorized or obligated to close in New York City.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Disclosure Package” has the meaning defined in Section 2(e) hereof.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g). For the avoidance of doubt, the term “Issuer Free Writing Prospectus” shall include the final term sheet contemplated by Section 6(b), the Issuer Free Writing Prospectuses identified on Schedule B hereto and each electronic road show used in connection with the Offered Securities.

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the rules of the New York Stock Exchange (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to (i) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act on Form T-1 or (ii) statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Underwriters specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c) Automatic Shelf Registration Statement.

(i) Well Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405.

(ii) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of this Agreement.

(iii) Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form.

(d) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an “ineligible issuer”.

(e) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated February 23, 2022, including the base prospectus, dated February 15, 2022 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Underwriters specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its respective issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Underwriters as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration

Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Underwriters and (ii) the Company has promptly amended or supplemented or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) No Material Adverse Change. Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the General Disclosure Package any material loss or interference with its business from fire, explosion, flood, epidemic, pandemic or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the General Disclosure Package; and, since the respective dates as of which information is given in the General Disclosure Package, there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the General Disclosure Package.

(h) Title to Property. The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the General Disclosure Package or such as would not, individually or in the aggregate, result in a material adverse effect on the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”); and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not, individually or in the aggregate, result in a Material Adverse Effect.

(i) Good standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own or lease its properties and conduct its business as described in the General Disclosure Package; the Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except in such instances where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and each subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with power and authority to own, lease and operate its properties and conduct its business as described in the General Disclosure Package; each subsidiary of the Company is duly qualified as a foreign corporation or other entity (as applicable) for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except in such instances where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(j) Capital stock. All of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; and all of the issued shares of capital stock or other ownership interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Company, except with respect to the subsidiaries set forth on Schedule C hereto, and, except as set forth in the General Disclosure Package, are owned free and clear of all liens, encumbrances, equities or claims.

(k) Offered Securities. The Offered Securities have been duly authorized and, when executed, authenticated and issued in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding at law or in equity) and the Offered Securities will be in substantially the form contemplated by the Indenture.

(l) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(m) Execution and Delivery of Indenture. The Indenture has been duly authorized by the Company and, when duly executed and delivered by the Company (assuming the due authorization, execution and delivery of the Indenture by the Trustee), will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding at law or in equity).

(n) No Violation. None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Offered Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

(o) Absence of Manipulation. Prior to the date hereof, neither the Company nor any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Offered Securities.

(p) Absence of Defaults and Conflicts Resulting from Transaction. The issue and sale of the Offered Securities and the compliance by the Company with all of the provisions of the Offered Securities, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Company or (iii) result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except, in the case of clauses (i) and (iii) only, for such conflicts, breaches, violations or defaults as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Offered Securities or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, except such as have been obtained or made by the Company under the Act and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the purchase and distribution of the Offered Securities by the Underwriters.

(q) Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its Certificate of Incorporation or By-laws or in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for any such violation or default as would not, individually or in the aggregate, result in a Material Adverse Effect.

(r) Accurate Disclosure. The statements set forth in the General Disclosure Package and the Final Prospectus under the captions “Description of Notes” and “Description of Debt Securities,” insofar as they purport to constitute a summary of the terms of the Offered Securities and other documents, including, without limitation, the Indenture, referred to therein, and under the captions “Description of Certain Indebtedness” and “Underwriting”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and complete in all material respects.

(s) Accurate Disclosure relating to Tax. The statements set forth in the General Disclosure Package and the Final Prospectus under the caption “Certain Material U.S. Federal Income Tax Consequences” insofar as they purport to summarize the provisions of the statutes and regulations referred to therein, are accurate summaries in all material respects.

(t) Litigation. Other than as set forth in the General Disclosure Package, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(u) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company and its subsidiaries on a consolidated basis and the Company’s Board of Directors are in compliance in all material respects with Sarbanes-Oxley and all applicable Exchange Rules. The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that have been designed by, or under the supervision of, its Chief Executive Officer and Chief Financial Officer, or persons performing similar functions, to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and that include those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations, (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization and (v) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a Material Adverse Effect on the Company’s financial statements. Except as disclosed in the General Disclosure Package, neither the Company nor any of its subsidiaries is aware of (i) any material weakness in its internal control over financial reporting or (ii) any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(v) Disclosure Controls and Procedures. The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(w) Cybersecurity. To the knowledge of the Company and except as disclosed in the General Disclosure Package, except as would not, individually or in the aggregate, have a Material Adverse Effect (i) there has been no security breach or incident, unauthorized access or disclosure, or other compromise of or relating to the Company or its subsidiaries information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third-party data maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (ii) neither the Company nor its subsidiaries have been notified of, and each of them have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data; and (iii) the Company and its subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. The Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x) Investment Company Act. The Company is not, and after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended.

(y) Accountants. KPMG LLP, who has delivered its reports with respect to certain financial statements of the Company and its subsidiaries (which reports are included or incorporated by reference in the General Disclosure Package), is an independent public accountant as required by the Act and the Rules and Regulations thereunder.

(z) Financial Statements. The financial statements included or incorporated by reference in the General Disclosure Package (including without limitation the notes and schedules thereto, if any, included or incorporated by reference in the General Disclosure Package) present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations, changes in stockholders’ equity and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis. Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the General Disclosure Package. The interactive data in eXtensible Business Reporting Language incorporated by reference in the General Disclosure Package fairly presents the required information in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto. All disclosures contained in the General Disclosure Package or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of the Regulation S-K of the Act, to the extent applicable.

(aa) Possession of Licenses and Permits. Each of the Company and its subsidiaries possesses and is in compliance with such permits, licenses, franchises, approvals and authorizations of governmental or regulatory authorities (the “Permits”) as are necessary to own its respective properties and to conduct its business in the manner described in the General Disclosure Package, except where failure to so possess or be in compliance, as applicable, would not, individually or in the aggregate, result in a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, any governmental or regulatory authorities to revoke or terminate any such Permits, except for such revocations or terminations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(bb) Environmental Laws. Other than as set forth in the General Disclosure Package and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) none of the Company or any of its subsidiaries is in violation of or has liability (accrued, contingent, absolute, determinable or otherwise) (collectively, “Liability”) pursuant to any federal, state, local or foreign statute, law, rule, regulation, ordinance or code or any judicial or administrative interpretation thereof (including, without limitation, any judicial or administrative order, consent decree or judgment) relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), wildlife, natural resources, including, without limitation, those relating to the release or threatened release of chemicals, pollutants, contaminants, solid or hazardous wastes, toxic substances, hazardous substances, hazardous materials, petroleum or petroleum products or wastes (including, without limitation, crude oil or any fraction thereof) (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, release, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) to the knowledge of the Company, there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to Environmental Laws against the Company or any of its subsidiaries, or against any person or entity whose Liability under Environmental Laws the Company or any of its subsidiaries has retained or assumed by agreement or by operation of law, and (C) to the knowledge of the Company, there are no events or circumstances that might reasonably be expected to form the basis of an order for compliance, clean-up, investigation, remediation or reclamation, or an action, suit or proceeding by any private party or entity or governmental authority against or affecting, or otherwise expected to result in Liability to, the Company or any of its subsidiaries relating to Hazardous Materials or Environmental Laws.

(cc) No Conflicts with Sanctions Laws. None of (x) the Company or any of its subsidiaries or (y) any directors, officers, employees of the Company or, to the knowledge of the Company, agents, controlled affiliates or other persons acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person,” the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”)), nor is the Company nor any of its subsidiaries organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, the Donetsk People’s Republic, the Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria as well as Venezuela (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person or in any country or territory that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, and are not now knowingly engaged in, any dealings or transactions in violation of applicable law with any person that at the time of the dealing or transaction is or was subject to the target of Sanctions or with or in any Sanctioned Country.1

(dd) Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transaction Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issues, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws, is pending or, to the knowledge of the Company, threatened.

(ee) Compliance with Anti-Bribery Laws. Other than as set forth in the General Disclosure Package or in other reports publicly filed with the Commission by the Company, none of (x) the Company or any of its subsidiaries or (y), any directors, officers, employees of the Company, or to the knowledge of the Company, agents, controlled affiliates or other persons acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom (the “U.K. Bribery Act”), or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws. Neither the Company nor any of its subsidiaries will use, directly or indirectly, any part of the proceeds from the offering of the Offered Securities hereunder in violation of the FCPA or the U.K. Bribery Act, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

[1]	NTD: Addition to be discussed.

(ff) Intellectual Property. Other than as set forth in the General Disclosure Package or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Company’s knowledge, the Company or its subsidiaries own or possess the right to use all patents, trademarks, service marks, trade names, copyrights, patentable inventions, trade secrets and know-how used by and necessary to the Company or its subsidiaries in the conduct of the Company’s and its subsidiaries’ business taken as a whole as now conducted or as proposed in the General Disclosure Package to be conducted (collectively, the “Intellectual Property”) and (ii) there are no legal or governmental actions, suits, proceedings or claims pending or, to the Company’s knowledge, threatened, against the Company (x) challenging the Company’s rights in or to any Intellectual Property, (y) challenging the validity or scope of any Intellectual Property owned by the Company, or (z) alleging that the operation of the Company’s business as now conducted infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of a third party.

(gg) Filings. There is no contract or other document to which the Company or any of its subsidiaries is a party required to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or any subsequent Exchange Act filings prior to the date hereof that has not been so filed as required.

(hh) Statistical and Market-Related Data. The market, industry and statistical data contained in the General Disclosure Package are based on or derived from sources that the Company believes to be accurate and reliable in all material respects.

(ii) Incorporated documents. The Company’s Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports (collectively, the “Exchange Act Reports”) that have been filed by the Company with the Commission or sent to shareholders pursuant to the Exchange Act and incorporated by reference in the Registration Statement or Final Prospectus, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the Rules and Regulations thereunder.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of (i) 99.192% of the principal amount of the 2027 Notes and (ii) 99.083% of the principal amount of the 2032 Notes plus, in each case, accrued interest, if any, from March 2, 2022 to the Closing Date (as hereinafter defined) the respective principal amounts of Offered Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Offered Securities to or as instructed by the Underwriters for the accounts of the several Underwriters in a form reasonably acceptable to the Underwriters against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Underwriters drawn to the order of the Company at the office of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 9:00 A.M., New York time, on March 2, 2022, or at such other time not later than seven full Business Days thereafter as the Underwriters and the Company determine, such time being herein referred to as the “Closing Date”. For purposes of Rule 15c6-1 under the Exchange Act, the

Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Offered Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Weil, Gotshal & Manges LLP at least 24 hours prior to the Closing Date.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) with the Commission pursuant to and in accordance with applicable provisions of Rule 424(b). The Company has filed or will file any Issuer Free Writing Prospectus with the Commission to the extent required by Rule 433.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Underwriters of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Underwriters a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Underwriters promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Underwriters of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Underwriters, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Underwriters’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available (which may be satisfied by filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”)) to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e) Furnishing of Prospectuses. The Company will furnish to the Underwriters copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Underwriters reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Company will take such action as the Underwriters may reasonably request to qualify the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Underwriters may reasonably request and will continue such qualifications in effect so long as required for the distribution, provided that in connection therewith, the Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any jurisdiction where it is not presently qualified or where it would otherwise be subject to taxation as a foreign corporation.

(g) Reporting Requirements. For so long as the Offered Securities remain outstanding, the Company will furnish to the Underwriters and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Underwriters (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Underwriters may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on EDGAR, it is not required to furnish such reports or statements to the Underwriters.

(h) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to, (i) any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale pursuant to and in accordance with Section 5(f) hereof; (ii) any fees charged by investment rating agencies for the rating of the Offered Securities; (iii) costs and expenses related to the review by the Financial Industry Regulatory Authority of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review); (iv) costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company; (v) fees and expenses in connection with the registration of the Offered Securities under the Act; (vi) costs and expenses related to preparing the Offered Securities; (vii) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Offered Securities; and (viii) expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors. It is being understood, however, that, except as provided in this Agreement, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Offered Securities by them, and any advertising expenses connected with any offers they may make.

(i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package.

(j) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k) Restriction on Sale of Securities. The Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to United States dollar-denominated debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Underwriters for a period beginning on the date hereof and ending 90 days after the Closing Date.

(l) Filing Fees. The Company agrees to pay the required Commission filing fees related to the Offered Securities within the time required by, and in accordance with, Rules 456(b)(l) (without regard to the proviso therein) and 457(r).

6. Free Writing Prospectuses.

(a) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Underwriters, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Underwriters, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Underwriters is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b) Term Sheets. The Company will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities and otherwise in a form consented to by the Underwriters, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for the offering of the Offered Securities. Any such final term sheet shall be deemed to be an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i) (x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this Section 6(b) or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be deemed to be an Issuer Free Writing Prospectus for purposes of this Agreement.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Offered Securities on the Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on the Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letters. The Underwriters shall have received customary comfort letters, dated, respectively, the date hereof and the Closing Date, from KPMG LLP, in form and substance reasonably satisfactory to the Underwriters.

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), business, properties or results of operations of the Company and its subsidiaries taken as a whole which, in the judgment of the Underwriters, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review with possible negative implications its rating of any debt securities of the Company or any announcement by such organization that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Underwriters, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Underwriters, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Opinion of Counsel for Company. The Underwriters shall have received opinions and negative assurance letter, dated the Closing Date, of Gibson, Dunn & Crutcher LLP, counsel for the Company in form and substance reasonably satisfactory to the Underwriters.

(e) Opinion of Counsel for Underwriters. The Underwriters shall have received from Weil, Gotshal & Manges LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to such matters as the Underwriters may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f) Officer’s Certificate. The Underwriters shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, reasonably satisfactory to the Underwriters as to certain numerical information set forth in the General Disclosure Package and Final Prospectus, as to the accuracy of the representations and warranties of the Company herein at and as of the Closing Date, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to the Closing Date, and as to such other matters as the Underwriters may reasonably request.

The Company will furnish the Underwriters with such conformed copies of such opinions, certificates, letters and documents as the Underwriters reasonably request. The Underwriters may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of the Closing Date or otherwise.

8. Indemnification and Contribution.

(a) Indemnification of Underwriters. The Company will indemnify and hold harmless each Underwriter, its officers, partners, members, employees, directors and its affiliates and agents and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, (each, an “Indemnified Party”), against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of any material fact contained in any Statutory Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus (including, without limitation, any Limited Use Issuer Free Writing Prospectus) or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case including any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) and (e) of this Agreement, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Underwriters specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in Section 8(b) below.

(b) Indemnification of Company. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of any material fact contained in any Statutory Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus (including, without limitation, any Limited Use Issuer Free Writing Prospectus) or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Underwriters specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the General Disclosure Package and the Final Prospectus furnished on behalf of each Underwriter: the names of the Underwriters set forth on the cover page of the preliminary prospectus supplement, dated February 23, 2022, and the Final Prospectus; and the information in the third, eighth and ninth paragraphs and in the second sentence of the fifth paragraph under the caption “Underwriting” in the preliminary prospectus supplement, dated February 23, 2022 and the Final Prospectus.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party in writing will, if a claim in respect thereof is to be made against the indemnifying party under Section 8(a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under Section 8(a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under Section 8(a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Section 8 is unavailable or insufficient to hold harmless an indemnified party under Section 8(a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 8(a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 8(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 8(d). Notwithstanding the provisions of this Section 8(d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total discounts, fees and commissions received by such Underwriter exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this Section 8(d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on the Closing Date and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on the Closing Date, the Underwriters may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on the Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on the Closing Date and arrangements satisfactory to the Underwriters and the Company for the purchase of such Offered Securities by other persons are not made, within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding 5 Business Days, as the Underwriters shall determine in order that the required changes in the Registration Statement and General Disclosure Package or in any other documents or arrangements may be effected. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section 9. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including the reasonable and documented fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof shall remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Underwriters at Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention General Counsel, Fax: (646) 291-1469, Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department and J.P Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, Fax: (212) 834-6081 or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at the address of the Company set forth in the Final Prospectus, Attention: General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Underwriters will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Underwriters jointly will be binding upon all the Underwriters.

14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

15. Counterparts. This Agreement may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication, including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of the like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

16. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

17. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Underwriters have been retained solely to act as underwriters in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Underwriters has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Underwriters have advised or are advising the Company on other matters;

(b) Arms’ Length Negotiations. The Company acknowledges and agrees that (i) the purchase and sale of the Offered Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other, (ii) in connection therewith and with the process leading to such transaction each Underwriter is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate.

The Company agrees that it will not claim that the Underwriters, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto;

(c) Absence of Obligation to Disclose. The Company has been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Underwriters have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

18. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights that could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United Sates.

The terms which follow, when used in this Section 18, shall have the meanings indicated:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k)

“Covered Entity” means any of the following:

(i) (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) (i) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b);

(iii) (i) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

19. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of law principles that would result in the application of any other law than the laws of the State of New York. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either your engagement or any matter referred to in this Agreement is hereby waived by the parties hereto.

The Company hereby submits to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

20. Patriot Act Compliance. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

If the foregoing is in accordance with the Underwriters’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

BIO-RAD LABORATORIES, INC.

By	/s/ Norman Schwartz
Name: Norman Schwartz
Title: Chief Executive Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Adam D. Bordner
Name: Adam D. Bordner
Title: Director

GOLDMAN SACHS & CO. LLC

By:	/s/ Ashley Everett
Name: Ashley Everett
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Som Bhattacharyya
Name: Som Bhattacharyya
Title: Executive Director

SCHEDULE A

Underwriter	Principal Amount of 2027 Notes	Principal Amount of 2032 Notes
Citigroup Global Markets Inc.	$80,000,000	$160,000,000
Goldman Sachs & Co. LLC	$80,000,000	$160,000,000
J.P Morgan Securities LLC	$80,000,000	$160,000,000
BofA Securities, Inc.	$40,000,000	$80,000,000
HSBC Securities (USA) Inc.	$40,000,000	$80,000,000
MUFG Securities Americas Inc.	$40,000,000	$80,000,000
Wells Fargo Securities, LLC	$40,000,000	$80,000,000
Total	$400,000,000	$800,000,000

SCHEDULE B

1.	General Use Issuer Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1.    Final term sheet, dated February 23, 2022.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package: None.

SCHEDULE C

•	None.